Exhibit 99.1

Morgan Stanley Third Quarter 2020 Earnings Results
Morgan Stanley Reports Net Revenues of $11.7 Billion, EPS of $1.66 and ROTCE of 15.0%
NEW YORK, October 15, 2020 – Morgan Stanley (NYSE: MS) today reported net revenues of $11.7 billion for the third quarter ended September 30, 2020 compared with $10.0 billion a year ago.  Net income applicable to Morgan Stanley was $2.7 billion, or $1.66 per diluted share,1 compared with net income of $2.2 billion, or $1.27 per diluted share,1 for the same period a year ago. The current quarter included intermittent net discrete tax benefits of $113 million which had an impact of $0.07 per diluted share.

James P. Gorman, Chairman and Chief Executive Officer, said, “We delivered strong quarterly earnings as markets remained active through the summer months, and our balanced business model continued to deliver consistent, high returns. The completion of the E*TRADE acquisition, the subsequent ratings upgrade from Moody’s, and the recently announced acquisition of Eaton Vance significantly strengthen our Firm and position us well for future growth.”

Financial Summary[2,3] ($ millions, except per share data)
Firm	3Q 2020	3Q 2019

Net revenues	$11,657	$10,032
Compensation expense	$5,086	$4,427
Non-compensation expenses	$3,084	$2,895
Pre-tax income[6]	$3,487	$2,710
Net income app. to MS	$2,717	$2,173
Expense efficiency ratio[8]	70%	73%
Earnings per diluted share	$1.66	$1.27
Book value per share[9]	$50.67	$45.49
Tangible book value per share[10]	$44.81	$39.73
Return on equity[4]	13.2%	11.2%
Return on tangible equity[4]	15.0%	12.9%

Institutional Securities

Net revenues	$6,062	$5,023
Investment Banking	$1,707	$1,535
Sales and Trading	$4,154	$3,455

Wealth Management

Net revenues	$4,657	$4,358
Fee-based client assets ($ billions)[11]	$1,333	$1,186
Fee-based asset flows ($ billions)[12]	$23.8	$15.5
Loans ($ billions)	$91.3	$76.6

Investment Management

Net revenues	$1,056	$764
AUM ($ billions)[13]	$715	$507
Long-term net flows ($ billions)[14]	$10.4	$4.2

Highlights

•	Firm net revenues up 16% and net income up 25%, reflecting strength across all business segments.

•	The Firm delivered ROTCE of 15.0%.[4]

•	Our balance sheet, capital and liquidity remain strong and the Firm is well positioned to continue to invest in our businesses and serve our clients.

•	Common Equity Tier 1 capital standardized ratio of 17.3%.[5]

•	Institutional Securities net revenues reflect strong performance across all businesses with higher results in sales and trading and strength in equity underwriting.

•	Wealth Management delivered pre-tax income of $1.1 billion[6] with a reported pre-tax margin of 24.0%[7] (or 25.3%[7] excluding the impact of a regulatory charge in the third quarter). Results reflect strong fee-based flows and significant increases in bank lending and deposits.

•	Investment Management net revenues increased by 38% driven by record asset management fees and AUM.

Media Relations: Wesley McDade 212-761-2430	Investor Relations: Sharon Yeshaya 212-761-1632

Institutional Securities

Institutional Securities reported net revenues for the current quarter of $6.1 billion compared with $5.0 billion a year ago. Pre-tax income was $2.0 billion compared with $1.3 billion a year ago.6

Investment Banking revenues up 11% from a year ago:

•	Advisory revenues decreased from a year ago due to lower completed M&A activity and fewer large transactions.

•	Equity underwriting revenues increased significantly from a year ago on higher revenues from IPOs, follow-on offerings and blocks as clients continued to access capital markets.

•	Fixed income underwriting revenues decreased from a year ago due to declines in loan issuances as large event-driven and M&A financings were muted.

Sales and Trading net revenues up 20% from a year ago:

•	Equity sales and trading net revenues increased from a year ago reflecting strong performance across products on continued client engagement, with notable strength in Asia.

•
Fixed Income sales and trading net revenues increased from a year ago driven by strong performance across businesses and geographies with particular strength in credit products benefitting from an active primary market.

•
Other sales and trading net revenues decreased from a year ago due to losses on economic hedges associated with certain of the Firm’s borrowings and corporate lending activity, partially offset by gains on investments associated with certain employee deferred compensation plans (DCP).

Investments and Other:

•	Investments revenues in the current quarter include gains on certain business-related investments compared with losses in the prior year quarter.

•
Other revenues increased from a year ago primarily due to gains on loans held for sale related to corporate lending activity as credit spreads tightened in the quarter, partially offset by an increase in the provision for credit losses for loans held for investment.

Total Expenses:

•	Compensation expenses increased from a year ago on higher revenues.

•
Non-compensation expenses increased from a year ago driven by higher volume related expenses and an increase in the provision for credit losses for unfunded lending commitments, partially offset by lower spending on business travel and entertainment.

($ millions)	3Q 2020	3Q 2019

Net Revenues	$6,062	$5,023

Investment Banking	$1,707	$1,535
Advisory	$357	$550
Equity underwriting	$874	$401
Fixed income underwriting	$476	$584

Sales and Trading	$4,154	$3,455
Equity	$2,262	$1,991
Fixed Income	$1,924	$1,430
Other	$(32)	$34

Investments and Other	$201	$33
Investments	$87	$(18)
Other	$114	$51

Total Expenses	$4,014	$3,716
Compensation	$2,001	$1,768
Non-compensation	$2,013	$1,948

Wealth Management

Wealth Management reported net revenues for the current quarter of $4.7 billion compared with $4.4 billion from a year ago.  Excluding the impact of DCP, net revenues increased slightly from a year ago.  Pre-tax income of $1.1 billion6 in the current quarter resulted in a reported pre-tax margin of 24.0%7 or 25.3%7 excluding the impact of a regulatory charge.

Net revenues:

•	Asset management revenues increased from a year ago reflecting higher asset levels and strong fee-based flows.
•
Transactional revenues[15] increased 5% excluding the impact of mark-to-market gains on investments associated with employee deferred cash-based compensation plans, on seasonally strong third quarter results.

•
Net interest income decreased from a year ago reflecting the impact of lower average rates and higher mortgage securities prepayment amortization expense, partially offset by growth in bank lending and increases in bank deposits.

Total Expenses:

•	Compensation expense increased from a year ago primarily driven by increases in the fair value of deferred cash-based compensation plan referenced investments and increases in compensable revenues.

•
Non-compensation expenses increased from a year ago primarily due to a $60 million regulatory charge in the third quarter and expenses associated with the acquisition of E*TRADE, partially offset by lower spending on business travel and entertainment.

($ millions)	3Q 2020	3Q 2019

Net Revenues	$4,657	$4,358
Asset management	$2,793	$2,639
Transactional[15]	$880	$595
Net interest	$889	$1,043
Other	$95	$81

Total Expenses	$3,537	$3,120
Compensation	$2,684	$2,340
Non-compensation	$853	$780

Investment Management

Investment Management reported net revenues of $1.1 billion compared with $764 million a year ago.  Pre-tax income was $315 million compared with $165 million a year ago.6

Net revenues increased 38% from a year ago:

•	Asset management revenues increased 20% from a year ago driven by record AUM on strong investment performance and positive long-term net flows.
•	Investments revenues increased significantly from a year ago on higher accrued carried interest and investment gains primarily in Asia private equity.
Total Expenses:

•	Compensation expense increased from a year ago on higher asset management revenues and an increase in carried interest.

•	Non-compensation expenses increased from a year ago driven by higher brokerage and clearing costs.

($ millions)	3Q 2020	3Q 2019

Net Revenues	$1,056	$764
Asset management	$795	$664
Investments	$258	$105
Other	$3	$(5)

Total Expenses	$741	$599
Compensation	$401	$319
Non-compensation	$340	$280

Other Matters

•	The Board of Directors declared a $0.35 quarterly dividend per share, payable on November 13, 2020 to common shareholders of record on October 30, 2020.

•	On September 30, 2020, the Federal Reserve extended its requirement to suspend share repurchases through the end of the fourth quarter of 2020.

•
The effective tax rate for the quarter was 21.1%.  The current quarter includes intermittent net discrete tax benefits of $113 million, primarily associated with the remeasurement of reserves and related interest in connection with closures of audits in certain tax jurisdictions.

•
The Firm’s provision for credit losses on loans and lending commitments was $111 million for the third quarter of 2020, compared with $51 million for the third quarter of 2019 and $239 million for the second quarter of 2020.  The allowance for credit losses on loans and lending commitments was $1.3 billion as of September 30, 2020, an increase of approximately 8% over the previous quarter.

	3Q 2020	3Q 2019
Capital[16]
Standardized Approach
Common Equity Tier 1 capital[5]	17.3%	16.3%
Tier 1 capital[5]	19.4%	18.5%
Advanced Approach
Common Equity Tier 1 capital[5]	16.9%	16.6%
Tier 1 capital[5]	19.0%	18.8%
Leverage-based capital
Tier 1 leverage[17]	8.3%	8.2%
Supplementary leverage ratio[18]	7.4%	6.3%
Common Stock Repurchases
Repurchases ($ millions)	NA	$1,500
Number of Shares (millions)	NA	36
Average Price	NA	$41.92
Period End Shares (millions)	1,576	1,624
Tax Rate	21.1%	18.2%

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services.  With offices in more than 41 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement may include certain non-GAAP financial measures.  The definition of such measures or reconciliation of such metrics to the comparable U.S. GAAP figures are included in this earnings release and the Financial Supplement, both of which are available on www.morganstanley.com.

This earnings release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. All such forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in such forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to, (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining required regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the combined company’s operations and other conditions to the completion of the acquisition, including the possibility that any of the anticipated benefits of the proposed transaction with Eaton Vance will not be realized or will not be realized within the expected time period, (ii) the ability of Morgan Stanley and Eaton Vance to integrate the business successfully and to achieve anticipated synergies, risks and costs, (iii) potential litigation relating to the proposed transaction that could be instituted against Morgan Stanley, Eaton Vance or their respective directors, (iv) the risk that disruptions from the proposed transaction will harm Morgan Stanley’s and Eaton Vance’s business, including current plans and operations, (v) the ability of Morgan Stanley or Eaton Vance to retain and hire key personnel, (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the acquisition, (vii) continued availability of capital and financing and rating agency actions, (viii) legislative, regulatory and economic developments, (ix) potential business uncertainty, including changes to existing business relationships, during the pendency of the acquisition that could affect Morgan Stanley’s and/or Eaton Vance’s financial performance, (x) certain restrictions during the pendency of the acquisition that may impact Morgan Stanley’s or Eaton Vance’s ability to pursue certain business opportunities or strategic transactions, (xi) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as Morgan Stanley’s or Eaton Vance’s management’s response to any of the aforementioned factors, (xii) dilution caused by Morgan Stanley’s issuance of additional shares of its common stock in connection with the proposed transaction, (xiii) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (xiv) those risks described in Item 1A of Morgan Stanley’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K, (xv) those risks described in Item 1A of Eaton Vance’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K and (xvi) those risks that will be described in the registration statement on Form S-4 available from the sources indicated above. These risks, as well as other risks associated with the proposed acquisition, will be more fully discussed in the registration statement on Form S-4 that will be filed with the SEC in connection with the proposed acquisition. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Morgan Stanley’s or Eaton Vance’s consolidated financial condition, results of operations, credit rating or liquidity. Neither Morgan Stanley nor Eaton Vance assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

1 Includes preferred dividends related to the calculation of earnings per share of $120 million and $113 million for the third quarter of 2020 and 2019, respectively.
2 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP).  From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or prospective regulatory capital requirements.  These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.
3 Our earnings releases, earnings conference calls, financial presentations and other communications may also include certain metrics which we believe to be useful to us, investors, analysts and other stakeholders by providing further transparency about, or an additional means of assessing, our financial condition and operating results.
4 The return on average tangible common equity and tangible common equity are non-GAAP financial measures that the Firm considers useful for analysts, investors and other stakeholders to allow better comparability of period-to-period operating performance and capital adequacy.  The calculation of return on average common equity and return on average tangible common equity represents annualized earnings applicable to Morgan Stanley common shareholders as a percentage of average common equity and average tangible common equity, respectively.  Tangible common equity represents common equity less goodwill and intangible assets net of certain allowable servicing rights deduction.
5 The Firm’s risk-based capital ratios for purposes of determining regulatory compliance are the lower of the capital ratios computed under the (i) standardized approaches for calculating credit risk and market risk risk-weighted assets (“RWAs”) (the “Standardized Approach”); and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  At September 30, 2020 the Firm’s ratios are based on the Advanced Approach, while at September 30, 2019, they were based on the Standardized Approach.  For information on the calculation of regulatory capital and ratios for prior periods, please refer to “Liquidity and Capital Resources – Regulatory Requirements” in the Firm’s 2019 Form 10-K.
6 Pre-tax income represents income before taxes.
7 Pre-tax margin represents income before taxes divided by net revenues.  Pre-tax margin excluding the regulatory charge is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow better comparability of period-to-period operating performance and capital adequacy. Pre-tax margin excluding the regulatory charge represents income before taxes less the charge divided by net revenues.
8 The Firm expense efficiency ratio represents total non-interest expenses as a percentage of net revenues.
9 Book value per common share represents common equity divided by period end common shares outstanding.
10 Tangible book value per common share is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow better comparability of period-to-period operating performance and capital adequacy. The calculation of tangible book value per common share represents tangible common equity divided by period end common shares outstanding.  Tangible common equity, also a non-GAAP financial measure, represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.
11 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.

12 Wealth Management fee-based asset flows include net new fee-based assets, net account transfers, dividends, interest, and client fees and exclude institutional cash management related activity.
13 AUM is defined as assets under management.
14 Long-term net flows include the Equity, Fixed Income and Alternative/Other asset classes and exclude the Liquidity asset class.
15 Transactional revenues include investment banking, trading, and commissions and fee revenues.  Transactional revenues excluding the impact of mark-to-market gains on investments associated with employee deferred cash-based compensation plans is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow better comparability of period-to-period operating performance and capital adequacy.
16 Capital ratios are estimates as of the press release date, October 15, 2020.
17 The Tier 1 leverage ratio is a non-risk based capital requirement that measures the Firm’s leverage.  Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.
18 The Firm must maintain a Tier 1 supplementary leverage ratio (SLR) of 5% inclusive of a capital buffer of at least 2% in order to avoid limitations on capital distributions, including dividends and stock repurchases, and discretionary bonus payments to executive officers.  The Firm’s SLR utilizes a Tier 1 capital numerator of approximately $79.8 billion and $72.9 billion, and supplementary leverage exposure denominator of approximately $1.08 trillion and $1.16 trillion, for the third quarter of 2020 and 2019, respectively.  Based on a Federal Reserve interim final rule in effect until March 31, 2021, our SLR and supplementary leverage exposure as of September 30, 2020 reflect the exclusion of U.S. Treasury securities and deposits at Federal Reserve Banks.  The exclusion of these assets had the effect of improving our SLR by 0.9% as of September 30, 2020.

Consolidated Income Statement Information
(unaudited, dollars in millions)
	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sep 30, 2020	Jun 30, 2020	Sep 30, 2019	Jun 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019	Change
Revenues:
Investment banking	$1,826	$2,142	$1,635	(15%)	12%	$5,239	$4,467	17%
Trading	3,092	4,683	2,608	(34%)	19%	10,831	8,781	23%
Investments	346	275	87	26%	*	659	801	(18%)
Commissions and fees	1,037	1,102	990	(6%)	5%	3,499	2,935	19%
Asset management	3,664	3,265	3,363	12%	9%	10,346	9,632	7%
Other	206	347	131	(41%)	57%	(458)	685	*
Total non-interest revenues	10,171	11,814	8,814	(14%)	15%	30,116	27,301	10%

Interest income	2,056	2,358	4,350	(13%)	(53%)	7,917	13,146	(40%)
Interest expense	570	758	3,132	(25%)	(82%)	3,475	9,885	(65%)
Net interest	1,486	1,600	1,218	(7%)	22%	4,442	3,261	36%
Net revenues	11,657	13,414	10,032	(13%)	16%	34,558	30,562	13%

Non-interest expenses:
Compensation and benefits	5,086	6,035	4,427	(16%)	15%	15,404	13,609	13%

Non-compensation expenses:
Brokerage, clearing and exchange fees	697	716	637	(3%)	9%	2,153	1,860	16%
Information processing and communications	616	589	557	5%	11%	1,768	1,627	9%
Professional services	542	535	531	1%	2%	1,526	1,582	(4%)
Occupancy and equipment	373	365	353	2%	6%	1,103	1,053	5%
Marketing and business development	78	63	157	24%	(50%)	273	460	(41%)
Other	778	756	660	3%	18%	2,343	1,803	30%
Total non-compensation expenses	3,084	3,024	2,895	2%	7%	9,166	8,385	9%

Total non-interest expenses	8,170	9,059	7,322	(10%)	12%	24,570	21,994	12%

Income before provision for income taxes	3,487	4,355	2,710	(20%)	29%	9,988	8,568	17%
Provision for income taxes	736	1,119	492	(34%)	50%	2,221	1,636	36%
Net income	$2,751	$3,236	$2,218	(15%)	24%	$7,767	$6,932	12%
Net income applicable to nonredeemable noncontrolling interests	34	40	45	(15%)	(24%)	156	129	21%
Net income applicable to Morgan Stanley	2,717	3,196	2,173	(15%)	25%	7,611	6,803	12%
Preferred stock dividend	120	149	113	(19%)	6%	377	376	--
Earnings applicable to Morgan Stanley common shareholders	$2,597	$3,047	$2,060	(15%)	26%	$7,234	$6,427	13%

The End Notes are an integral part of this presentation. Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations and Legal Notice for additional information.

Consolidated Financial Metrics, Ratios and Statistical Data
(unaudited)
	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sep 30, 2020	Jun 30, 2020	Sep 30, 2019	Jun 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019	Change

Financial Metrics:

Earnings per basic share	$1.68	$1.98	$1.28	(15%)	31%	$4.68	$3.94	19%
Earnings per diluted share	$1.66	$1.96	$1.27	(15%)	31%	$4.62	$3.89	19%

Return on average common equity	13.2%	15.7%	11.2%			12.6%	11.8%
Return on average tangible common equity	15.0%	17.8%	12.9%			14.3%	13.5%

Book value per common share	$50.67	$49.57	$45.49			$50.67	$45.49
Tangible book value per common share	$44.81	$43.68	$39.73			$44.81	$39.73

Excluding intermittent net discrete tax provision / benefit
Adjusted earnings per diluted share	$1.59	$2.04	$1.21	(22%)	31%	$4.62	$3.77	23%
Adjusted return on average common equity	12.6%	16.4%	10.7%			12.5%	11.5%
Adjusted return on average tangible common equity	14.3%	18.6%	12.3%			14.2%	13.1%

Financial Ratios:

Pre-tax profit margin	30%	32%	27%			29%	28%
Compensation and benefits as a % of net revenues	44%	45%	44%			45%	45%
Non-compensation expenses as a % of net revenues	26%	23%	29%			27%	27%
Firm expense efficiency ratio	70%	68%	73%			71%	72%
Effective tax rate	21.1%	25.7%	18.2%			22.2%	19.1%

Statistical Data:

Period end common shares outstanding (millions)	1,576	1,576	1,624	--	(3%)
Average common shares outstanding (millions)
Basic	1,542	1,541	1,604	--	(4%)	1,546	1,632	(5%)
Diluted	1,566	1,557	1,627	1%	(4%)	1,565	1,653	(5%)

Worldwide employees	63,051	61,596	60,532	2%	4%

The End Notes are an integral part of this presentation. Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations and Legal Notice for additional information.